CERTIFICATE OF INCORPORATION
                                      OF
                          DATA ARCHIVE SERVICES, INC.


      FIRST:  The name of the Corporation is Data Archive Services, Inc.

      SECOND: The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Prentice-Hall Corporation System, Inc.

      THIRD: The nature of the business and purposes to be conducted or promoted by the Corporation are as follows:

      To engage in any lawful business, act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware; and to possess and exercise all the powers and privileges granted by the General Corporation Law of the State of Delaware or by any other law of the State of Delaware or by this Certificate of Incorporation together with any powers incidental thereto.

      FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock with par value $0.01 per share.

      FIFTH: The name and mailing address of the sole incorporator is as follows:

      Name                                Mailing Address

      Beth-Jean McCurdy                   Sullivan & Worcester LLP
                                          One Post Office Square
                                          Boston, Massachusetts 02109

      SIXTH: The name and mailing address of the person who is to serve as sole director until the first meeting of stockholders, or until his successor is elected and qualified, which ever first occurs, are as follows:

      Name                                Mailing Address

      C. Richard Reese                    745 Atlantic Avenue, Boston, MA  02111




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Certificate of Incorporation of
Data Archive Services, Inc.
Page 2

      SEVENTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of its directors and stockholders, it is further provided:

      1. The number of directors of the Corporation shall be as prescribed in the By-laws of the Corporation but such number may from time to time be increased or decreased in such manner as may be prescribed by the By-laws.

      2. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered:

            (a) Subject to the applicable provisions of the By-laws then in effect, to determine, from time to time, whether and to what extent and at what times and places and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account or document of the Corporation, except as conferred by the laws of the State of Delaware, unless and until authorized so to do by resolution of the Board of Directors or of the stockholders of the Corporation.

            (b) Without the assent or vote of the stockholders to authorize and issue obligations of the Corporation, secured or unsecured, to include therein such provisions as to redeemability, convertibility or otherwise, as the Board of Directors, in its sole discretion, may determine, and to authorize the mortgaging or pledging, as security therefor, of any property of the Corporation, real or personal, including after-acquired property.

            (c) To establish a bonus, profit-sharing or other types of incentive or compensation plans for the employees (including officers and Directors) of the Corporation and to fix the amount of profits to be distributed or shared and to determine the persons to participate in any such plans and the amounts their respective participants.

            (d) To make, alter, amend or repeal the By-laws of the Corporation.

            (e) To determine for any purpose and in any manner not inconsistent with the other provisions of this Certificate of Incorporation the amount of the gross assets, of the liabilities, of the net assets or of the net profits of the Corporation as the same may exist or shall have existed at any time or for any period or periods, and to create, increase, abolish or reduce any reserve or reserves for accrued, accruing or contingent liabilities or expenses, including taxes and other charges.



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Certificate of Incorporation of
Data Archive Services, Inc.
Page 3


      In addition to the powers and authorities hereinbefore or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of the Certificate of Incorporation and of the By-laws of the Corporation.

      3. Any Director or any officer elected or appointed by the stockholders or by the Board of Directors may be removed at any time in such manner as shall be provided in the By-laws of the Corporation.

      4. In the absence of fraud, no contract or other transaction between the Corporation and any other corporation, and no act of the Corporation, shall in any way be affected or invalidated by the fact that any of the Directors of the Corporation are pecuniarily or otherwise interested in, or are directors or officer of, such other corporation and, in the absence of fraud, any Director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation; provided, in any case, that the fact that -------- he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors or a majority thereof; and any Director of the Corporation who is also a director or officer of any such other corporation, or who is also interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize any such contract, act or transaction and may vote thereat to authorize any such contract, act or transaction, with like force and effect as if he were not such director or officer of such corporation, or not so interested.

      5. Any contract, act or transaction of the Corporation or of the Directors may be ratified by vote of a majority of the shares having voting powers at any meeting of stockholders, or at any special meeting called for such purpose, and such ratification shall, so far as permitted by law and by this Certificate of Incorporation, be as valid and as binding as though ratified by every stockholder of the Corporation.

      6. No Director of the Corporation shall be liable to any person on account of any action undertaken by him as such director in reliance in good faith upon the existence of any fact or circumstance reported or certified to the Board of Directors by any officer of the Corporation or by any independent auditor, engineer, or consultant retained or employed as such by the Board of Directors.

      7. Meetings of the stockholders may be held without the State of Delaware, if the By-laws so provide. The books of the Corporation may be kept (subject to any statutory provision) outside the State of


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Certificate of Incorporation of
Data Archive Services, Inc.
Page 4

            Delaware at such place or places as may be from time to time designated by the Board of Directors or in the By-laws of the Corporation. Elections of directors need not be by ballot unless the By-laws shall otherwise provide.

      EIGHTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that a director of the Corporation shall be liable for (i) breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under section 174 of Title 8 of the Delaware Code relating to the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to permit further limitation on or elimination of the personal liability of the Corporation's directors for breach of fiduciary duty, then a director of the Corporation shall be exempt from such liability for any such breach to the full extent permitted by the General Corporation Law of the State of Delaware as so amended from time to time. Any repeal or modification of the foregoing provisions of this Article, or the adoption of any provision inconsistent herewith, shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission of such director occurring prior to such repeal, modification or adoption of an inconsistent provision.

      NINTH: The stockholders of the Corporation shall not be personally liable for the payment of the Corporation's debts.

      TENTH: Each person who is or was or had agreed to become a director or officer of the Corporation or who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise (including without limitation any employee benefit plan or any trust associated therewith), shall be indemnified by the Corporation to the full extent permitted from time to time by the Delaware General Corporation Law or any other applicable laws as presently or hereafter in effect. This Article shall inure to the benefit of each such person and his or her heirs, executors, administrators and estate. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article. Neither the amendment nor repeal of this Article nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article shall reduce, eliminate or adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the effectiveness of such amendment, repeal or adoption.

      ELEVENTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the

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Certificate of Incorporation of
Data Archive Services, Inc.
Page 5

laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article ELEVENTH.

      IN WITNESS WHEREOF, I have hereunto set my hand on September 12, 1996.


                                          /s/ Beth-Jean McCurdy
                                          Beth-Jean McCurdy
                                          Sole Incorporator